Exhibit 10.1

August 20, 2018

Khozema Shipchandler

Dear Khozema,

On behalf of Twilio Inc., a Delaware corporation (the “Company”). I am pleased to offer you the position of Chief Financial Officer, CFO with the Company. The terms of your new position with the Company are as set forth below.

1.                                      Position. As CFO, you will make yourself available to work from our San Francisco office on a full-time basis and you will report to Jeff Lawson, CEO. The Company reserves the right to modify your job duties from time to time in its sole discretion.

2.                                      Start Date. Subject to the fulfillment of any conditions imposed by this letter agreement, your employment with the Company will start on November 1, 2018 (the “Start Date”).

3.                                      Proof of Right to Work. For purposes of federal immigration law, you will be required to provide to the Company documentary evidence of your identity and eligibility for employment in the United States. Such documentation must be provided to us within three (3) business days of your Start Date or our employment relationship with you may be terminated.

4.                                      Work Schedule. Your regular work schedule will be Monday through Friday from 9:00 a.m. to 5:00 p.m. This schedule is subject to change at any time by the Company in its sole discretion. In addition, there may be times when you work additional time. As an exempt employee, you will not receive overtime pay.

5.                                      Compensation.

a.              Base Salary. You will receive a gross base annual salary, subject to applicable deduction and withholding of $550,000 USD. Your salary will be payable on a bi-weekly basis pursuant to the Company’s regular payroll policy.

b.              Restricted Stock Units. Subject to approval by the Company’s Board of Directors (the “Board”), following your Start Date, you will be granted restricted stock units (the “RSUs”) with a total value of approximately $8,000,000 USD. The number of RSUs subject to such grant will be determined by dividing $8,000,000 by the average closing market price on the New York Stock Exchange of one share of the Company’s Class A common stock over the trailing 30-day period ending on the last day of the month immediately prior to the month of the grant date. Each RSU entitles you to one share of the Company’s Class A Common Stock if and when the RSU vests. The RSUs will vest over four years in accordance with the schedule set forth on Exhibit A, depending upon your Start Date. In general, 25% of the RSUs will vest on the first to occur of February 15, May 15, August 15 or November 15 (or the first business day after such date if such date is not a business day) on or following the first anniversary of the vesting commencement date (as set forth in the applicable RSU agreement), and the balance will vest in quarterly installments over the next three years, subject to your continued employment with the Company through each vesting date. Please carefully review the attached Exhibit A for details relating to your specific vesting schedule. The RSUs will be subject to the terms and conditions of the equity incentive plan under which they are granted (the “Plan”) and the RSU agreement thereunder, which you will be required to sign as a condition to receiving your RSUs.

c.               Options. Subject to approval by the Company’s Board of Directors (the “Board”), following your Start Date, you will be granted an option to purchase 160,000 shares of the Company’s Class A Common Stock (the “Option”), at an exercise price equal to the fair market value of a share of the Company’s Class A Common Stock on the date that your Option is granted. Twenty-five percent (25%) of the Option shall vest on the first anniversary of your Start Date and the remaining portion of the Option shall vest in equal monthly installments over the following three years, subject to your continued service through each vesting date. We will recommend to the Board that your Option be classified as an “incentive stock option” within the meaning of Section 422 of the U.S. Internal Revenue Code of 1986 (the “Code”, to the maximum extent permissible under the Code. The Option will be subject to the terms and conditions of the equity incentive plan under which it is granted (the “Plan”) and the stock option agreement thereunder, which you will be required to sign as a condition to receiving your Option.

6.                                      Expenses. You will be entitled to receive reimbursement for all reasonable expenses that you incur in connection with the performance of your duties for the Company and that are incurred in compliance with the Company’s policies and guidelines so long as you provide receipts.

7.                                      Paid Time Off/Vacation/ Sick Leave. Due to the Company’s dynamic environment, it does not have a formal vacation or paid time off policy. Paid time for vacation and other personal reasons may be taken as needed with the approval of your supervisor. There is no minimum or maximum amount of time given and employees do not earn a specific amount of paid time off. It is expected that employees will take time off as needed but not to the point where productivity is adversely affected. Since the Company does not have a formal vacation policy and time off is not earned or tracked, there will be no pay-out of paid time off upon separation from employment. You may take time off with pay for any purpose covered by applicable paid sick leave laws.

8.                                      Benefits. You are eligible to participate in the Company’s benefits plans as outlined in Twilio’s benefits summary, which you will be provided to you separately. All benefits will be administered pursuant to Company policy and any applicable law. Eligibility and coverage under Company benefit programs will be subject to the terms and conditions of the applicable plans or programs, which may change from time to time. The benefit plans and packages offered by the Company may be modified from time to time, at the Company’s sole discretion.

9.                                      Confidentiality and Inventions Agreement. Your acceptance of this offer and commencement of employment with the Company is contingent upon the execution and delivery to the Company of the Company’s Proprietary Information and Inventions Agreement (“PIIA”) and Arbitration Agreement, which shall be sent separately for your review and execution.

10.                               At-Will Employment. Your employment with the Company will be on an “at will” basis, meaning that either you or the Company may terminate your employment at any time with or without cause or advance notice. This is the full and complete agreement between you and the Company on this term and nothing in this agreement or in any document or statement, and nothing implied from any course of conduct shall limit the Company’s or your right to terminate at-will employment. Although your job duties, title, reporting relationship, compensation and benefits, as well as the Company’s personnel policies and procedures, may change from time to time, the “at will” nature of your employment may only be changed in an express written agreement signed by you and a duly authorized officer of the Company.

11.                               Obligations to the Company.

a.  You agree that to the best of your ability and experience you will at all times loyally and conscientiously perform all of the duties and obligations required of you pursuant to the express and implicit terms hereof, and to the reasonable satisfaction of the Company. During the term of your employment, you further agree that you will devote all of your business time and attention to the business of the Company, the Company will be entitled to all of the benefits and profits arising from or incident to all such work services and advice, and you will not directly or indirectly engage or participate in any business that is competitive in any manner with the business of the Company.

b. As an employee of Twilio, you must read and comply with Twilio’s data protection and information security policies, each as updated from time to time. You must only process personal data relating to Twilio staff, customers, end-users, suppliers and other third parties as necessary for the performance of your role and must protect the confidentiality of that personal data at all times. Failure to comply with Twilio’s data protection and information security policies, may result in disciplinary measures up to and including termination.

12.                               Standards of Conduct. As a Company employee, you must abide by Company rules and standards of conduct now existing or established from time to time by the Company. As a condition of employment, you must read and abide by the policies contained in the Company’s Employee Handbook.

13.                               Miscellaneous.

a.              You represent and warrant that you are not subject to any agreement or understanding with any current or prior employer or business (or any other entity or person) which would, in any manner, preclude you from fulfilling any of the duties or obligations you may have with the Company or which would result in any additional payment from the Company.

b.              This agreement, the PIIA and the Arbitration Agreement constitute the entire agreement between you and the Company regarding the terms and conditions of your employment. You agree that no agreements or representations, verbal or written, with respect to the subject matter of our offer have been made to you other than those set forth in this letter agreement. To the extent any such agreements or representations were made, this agreement supersedes any and all previous offers, statements, agreements and representations that you made with the Company in the course of discussions and negotiations for this offer. Changes to the terms of this agreement, other than the changes to employment terms reserved to the Company’s discretion, require a written modification signed by an authorized officer of the Company.

c.               You represent and warrant that the information you provided to us during the hiring process is true and accurate, and you acknowledge that this offer is contingent on the successful completion of reference and background checks.

We are all delighted to be able to extend you this offer and look forward to working with you. To indicate your acceptance of the Company’s offer as set forth above, please sign and date (i) this letter in the space provided below, (ii) the PIIA, and (iii) the Arbitration Agreement. This letter may not be modified or amended except by a written agreement, signed by the Company and by you.

Very truly yours,

TWILIO INC.

/s/ Marty Reaume
Marty Reaume
Chief People Officer

ACCEPTED AND AGREED:

I agree to and accept employment with the Company on the terms and conditions set forth in this letter agreement. I understand and agree that my employment with the Company is “at will.”

/s/Khozema Shipchandler
KHOZEMA SHIPCHANDLER

8-22-18